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                     October 28, 2022

       Gordon Lee
       Chief Executive Officer
       AGBA Acquisition Limited
       Room 1108, 11th Floor, Block B
       New Mandarin Plaza, 14 Science Museum Road
       Tsimshatsui East, Kowloon, Hong Kong

                                                        Re: AGBA Acquisition
Limited
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 18,
2022
                                                            File No. 001-38909

       Dear Gordon Lee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Giovanni Caruso, Esq.